UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2023

CECO ENVIRONMENTAL CORP.

(Exact Name of registrant as specified in its charter)

Delaware	000-7099	13-2566064
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14651 North Dallas Parkway, Suite 500 Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 357-6181

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CECO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Compensation

On July 5, 2023, the Board of Directors of CECO Environmental Corp. (“CECO” or the “Company”) entered into a letter agreement (the “Letter Agreement”) with Todd R. Gleason, the Company’s Chief Executive Officer, determining on a mutual basis not to extend the term of Mr. Gleason’s existing Executive Employment Agreement, dated July 6, 2020 (the “Employment Agreement”), thereby making Mr. Gleason an “at will” employee. In consideration for the non-renewal of the Employment Agreement, and to provide enhanced retention and performance incentives to Mr. Gleason, the Board of Directors approved the following compensation elements and protections for Mr. Gleason:

•
a housing allowance of $5,000 per month for the next six months within the Dallas, Texas area;
•
a July 5, 2023 equity grant of 225,000 performance-based restricted stock units (“PSUs”) under the Company’s 2021 Equity and Incentive Compensation Plan, with such PSUs to vest four years from the grant date only if (i) Mr. Gleason is still employed by the Company at the vest date, and (ii) the Company’s stock price reaches at least $22.00 (with a 200% payout if the stock price reaches $35.00) for 20 or more consecutive trading days during the performance period (as documented within an equity award agreement between the Company and Mr. Gleason, dated July 5, 2023 (the “Gleason Equity Award Agreement”)); and
•
participation by Mr. Gleason in the Company’s Executive Change in Control Severance Plan (the “Severance Plan”), as such Severance Plan is amended and restated effective July 6, 2023 and as described more fully below, at the Tier 0 participant level.

The foregoing descriptions of the Letter Agreement and the Gleason Equity Award Agreement are summaries only and are qualified in their entirety by reference to the full text of the Letter Agreement and the Gleason Equity Award Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K, respectively and are incorporated herein by reference.

Amended and Restated Executive Change in Control Severance Plan

Effective as of July 6, 2023, the Company also amended and restated the Executive Change in Control Severance Plan, as most recently updated in March 2023. As previously disclosed, the Severance Plan provides for certain payments and other benefits to participating employees, including the Company’s named executive officers, in the event of certain qualifying terminations of employment. The changes to the Severance Plan were based on the review by the Compensation Committee of the Board of Directors, with the support of its compensation consultant, of certain market and competitive practices relating to executive severance plans.

As a result of the amendment and restatement, the Severance Plan now provides for certain enhanced benefits to participants under various termination scenarios. In addition, the Severance Plan now extends the “Good Reason” termination under the Severance Plan to all tiers of participants. Specifically, the Severance Plan now provides the following benefits:

Participant Tier Level	Cash Severance Upon Change in Control and Qualifying Termination	Cash Severance Upon Other Qualifying Termination	Current-Year Bonus Upon Qualifying Termination	COBRA Subsidy Following Qualifying Termination	Outplacement Service Payments Upon Qualifying Termination
Tier 0	2x sum of base salary plus target bonus	2x base salary	Prorated target bonus	18 months	$20,000
Tier 1	1.5x sum of base salary plus target bonus	1.5x base salary	Prorated target bonus	18 months	$20,000
Tier 2	1.0x sum of base salary plus target bonus	1.0x of base salary	Prorated target bonus	12 months	$20,000

Participant Tier Level	Cash Severance Upon Change in Control and Qualifying Termination	Cash Severance Upon Other Qualifying Termination	Current-Year Bonus Upon Qualifying Termination	COBRA Subsidy Following Qualifying Termination	Outplacement Service Payments Upon Qualifying Termination
Tier 3	0.75 base salary	0.75 base salary	Prorated target bonus	9 months	$20,000

As discussed above, Mr. Gleason will become a Tier 0 participant, and each of the Company’s Chief Financial and Strategy Officer, Chief Operating Officer, and Chief Administrative and Legal Officer will remain Tier 1 participants. As previously disclosed, the Company’s incoming Chief Accounting Officer, Kiril Kovachev, will become a participant in the Severance Plan as a Tier 2 participant effective September 1, 2023.

The foregoing description of the Severance Plan is a summary only and is qualified in its entirety by reference to the full text of the Severance Plan, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter agreement with Mr. Gleason, dated July 5, 2023.
10.2	Equity award agreement between the Company and Mr. Gleason, dated July 5, 2023.
10.3	CECO Environmental Corp. Executive Change in Control and Severance Plan, as amended and restated July 6, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2023	CECO Environmental Corp.

	By:	/s/ Joycelynn Watkins-Asiyanbi
Joycelynn Watkins-Asiyanbi
SVP, Chief Administrative and Legal Officer and Corporate Secretary